UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RAND CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

User-Friendly Phone Book, LLC

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On May 3, 2019, User-Friendly Phone Book, LLC issued a press release which is filed as Exhibit 1 hereto and is incorporated herein by reference.

Exhibit 1

Rand Capital’s (NASDAQ:RAND) First Quarter 2019 Financial Results

Support User-Friendly Phone Book LLC’s Concerns Regarding East Transaction

The WOODLANDS, TX – (BUSINESS WIRE)—

User-Friendly Continues to Urge a Vote AGAINST East Asset Management Transaction

User-Friendly Phone Book, LLC (“User-Friendly”) announced today that it believes the first quarter financial results of Rand Capital Corporation (“Rand”) (NASDAQ:RAND) further supports liquidating the portfolio assets will provide more value to shareholders than the East Asset Management transaction. In its earnings release of May 2, 2019, Rand reported an increase in net asset value (“NAV”) to $5.06 per share, highlighting the steeply discounted $3.00 per share purchase price being offered to East in the transaction.

Further, Rand management continued to state its view that liquidating the portfolio would yield less than $3.00 per share. However, this view is empirically belied by the realization of Rand’s investment in eHealth Global Technologies, Inc., which provided $3.725 million, or approximately 6% more than eHealth’s $3.5 million carrying value reported as of December 31, 2018. User-Friendly believes the realization of this investment is empirical evidence that supports, contrary to management’s misleading claims, liquidating the portfolio would yield in excess of $3.00 per share being paid by East in the transaction. Management’s statements appear to be driven more by a desire to retain their excessive compensation arrangements than serving the shareholders’ interests. User-Friendly continues to believe that management and the Rand Board of Directors have agreed to sell control of Rand for materially inadequate consideration relative to the fair value of Rand’s assets.

CERTAIN INFORMATION CONCERNING THE PARTICIPANT

User-Friendly Phone Book, LLC (“User-Friendly”) is the sole participant in this solicitation. User-Friendly has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) consisting of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies to vote against the proposed transaction with East Asset Management, LLC at the Special Meeting of Stockholders of Rand Capital Corporation (the “Company”) scheduled to be held on May 16, 2019.

USER-FRIENDLY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO

CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, USER-FRIENDLY WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO USER-FRIENDLY’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 or (212) 929-5500.

As of the date hereof, User-Friendly owns 1,455,993 shares of common stock of the Company, representing approximately 23.0% of the issued and outstanding shares of the Company.

About User-Friendly Phone Book

Operating since 1999, User Friendly Media boasts a portfolio of print, digital and mobile marketing solutions for small business. The company’s product suite includes 35 print directories, User Friendly Apps, a mobile app builder, User Friendly Mobile ads, a platform for serving locally-targeted mobile ad impressions and GoLocal247.com, one of the fastest growing local business directory websites in the country.

Media Contact:

Matthew Bretzius

FischTank Marketing and PR

matt@fischtankpr.com